[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

Form of Exhibit 8.1

[Date]

Apollo Global Management, Inc.

9 West 5th Street, 43rd Floor

New York, New York 10019

Ladies and Gentlemen:

We have acted as counsel to Apollo Global Management, Inc., a Delaware corporation (“AGM”), in connection with the Agreement and Plan of Merger, dated as of March 8, 2021 (the “Merger Agreement”), by and among (i) AGM, (ii) Athene Holding Ltd., a Bermuda exempted company (“AHL”), Tango Holdings, Inc., a Delaware corporation and a direct wholly owned subsidiary of AGM (“Tango Holdings”), (iii) Blue Merger Sub, Ltd., a Bermuda exempted company and a direct wholly owned subsidiary of Tango Holdings (“AHL Merger Sub”), and (iv) Green Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Tango Holdings (“AGM Merger Sub”). This opinion is being delivered in connection with the registration statement on Form S-4 (File No. 333-255858) originally filed on May 6, 2021 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), as amended and supplemented through the effective date thereof. Capitalized terms used herein but not defined shall have the meanings set forth in the Merger Agreement.

In rendering the opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants, and agreements, certified or otherwise identified to our satisfaction, contained in originals or copies of (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents, that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the AHL Effective Time or the AGM Effective Time, and that such documents accurately reflect the material facts of such transactions.

In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants, and agreements made by AGM and AHL, including the accuracy and

Apollo Global Management, Inc.

[Date]

completeness of all representations and covenants set forth in letters dated as of the date hereof from an officer of each of AGM and AHL (the “Representation Letters”). For purposes of rendering our opinion, we have assumed that such statements, representations, covenants, and agreements are, and will continue to be, true and correct at the AHL Effective Time and the AGM Effective Time (as if made as of the AHL Effective Time and the AGM Effective Time), without regard to any qualification as to knowledge or belief.

For purposes of our opinion, we have also assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity of all documents submitted to us as certified, conformed copies, whether photostatic or electronic, to original documents, (v) the authenticity of the originals of such latter documents, and (vi) that such documents, certificates, and records are duly authorized, valid, and enforceable.

In making our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein, or in the Registration Statement, the Merger Agreement, or the Representation Letters, could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the Service or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for United States federal income tax purposes, the Mergers and the Operating Group Unit Exchange, taken together, will be treated as a transaction described in Section 351 of the Code.

Except as expressly set forth above, we express no other opinion. This opinion has been prepared for you solely in connection with the Mergers and may not be relied upon by any other person or for any other purpose without our prior written consent.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Apollo Global Management, Inc.

[Date]

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,